Exhibit 10.2

MANAGEMENT AGREEMENT

This Management Agreement (hereinafter “Agreement”) is effective as of the 14 day of  January 2010 (hereinafter “Agreement Date”), and is made by and between Zeroloft Corp. (hereinafter “Zeroloft”), a Wyoming corporation having a legal address of 2710 Thomes Avenue, Cheyenne, Wyoming, 82001 and Element 21 Golf Company (hereinafter “E21 Sports”), a Delaware corporation having a legal address of 200 Queens Quay East, Unit # 1, Toronto, Ontario M5A 4K9 Canada (together, the “Parties”).

WHEREAS, Zeroloft and E21 Sports have separately entered into a Trademark License Agreement (hereinafter “License Agreement”) for the use and sublicensing of the name and mark Zeroloft in various forms (hereinafter “Trademarks”) by E21 Sports; and

WHEREAS, Zeroloft and E21 Sports are now desirous of memorializing their understandings in connection with E21 Sports’ role of rendering services to Zeroloft for the operation and expansion of Zeroloft’s manufacturing and licensing of its proprietary, branded weather-resistant fabric, products made of such fabric, thermal insulation and related insulating fabrics (hereinafter “Product”);

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the Parties hereto agree as follows:

1. Appointment.

Zeroloft hereby appoints E21 Sports to render the Management Services as described in Section 2 hereof for the Term of this Agreement.

2.  Services.

(a) During the Term of this Agreement, E21 Sports shall render to Zeroloft, by and through such of E21 SPORTS’ officers, employees, agents, representatives and affiliates as E21 SPORTS, in its sole discretion, shall designate from time to time, management, business development and related services (hereinafter “Management Services”) including: (i) expanding the customer base for the Product in the field of sport wear apparel, footwear and related sports specialty items; and (ii) entering into agreements directly with purchasers and OEM factories in connection with the manufacture and sale of items comprised of  the Product for use in sportwear apparel, footwear and related sports specialty items; (iii) handling marketing, customer relations, public relations and similar functions in furtherance of the objectives of this Agreement.

(b) In consideration for the Management Services, Zeroloft shall compensate E21 Sports as follows (hereinafter “Management Fee”): (i) five percent (5%) on gross receipts of sales of items made of the Product less than two (2) US dollars per square foot, less royalties; and (ii) ten percent 10% on gross receipts of sales of items made of Zeroloft Product greater than two (2) US dollars per square foot, less royalties.

(c)  E21 SPORTS shall have the right to deduct any Management Fees due to it from any royalties collected from any receipts earned under this Agreement.

3. Out-of-Pocket Expenses.

The Parties hereby agree that E21 Sports shall not be entitled to or receive reimbursement for any out-of-pocket expenses incurred in rendering the Agency or Management Services, unless such reimbursement is agreed to in writing by Zeroloft.  For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the amounts actually paid by E21 Sports in cash in connection with its performance of the Management Services, including, without limitation, reasonable (i) fees and disbursements of any independent auditors, outside legal counsel, consultants, investment bankers, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as printers, couriers, delivery services or similar services and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations.  All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by E21 Sports to Zeroloft of the statement in connection therewith, assuming such expenses and reimbursement have been approved by Zeroloft, before such expenses are incurred.

4. Indemnification.

To the extent not inconsistent with the License Agreement, Zeroloft will indemnify and hold harmless E21 Sports and E21 Sports will indemnify and hold harmless Zeroloft and its officers, employees, agents, representatives, members and affiliates (each being an “Indemnified Party”) from and against any and all losses, costs, expenses, claims, damages and liabilities (the “Liabilities”) to which such Indemnified Party may become subject under any applicable law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the performance of the Management Services contemplated by this Agreement or the engagement of E21 Sports pursuant to, and the performance by E21 Sports of the Management Services contemplated by, this Agreement.  Zeroloft will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto, provided that, subject to the following sentence, Zeroloft shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment.  Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim or proceeding in which Zeroloft, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at Zeroloft’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between Zeroloft, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable.  Zeroloft agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto).  Provided that Zeroloft is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of Zeroloft, which consent shall not be unreasonably withheld.

5. Term and Termination.

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue thereafter for one (1) year, unless sooner terminated by either party, and shall automatically renew for additional periods of one (1) year unless either party shall provide the other with written notice of non-renewal at least ninety (90) days prior to the scheduled expiration date for any term.

This Agreement may be terminated: (a) by either party in the event the other party materially breaches the terms and conditions of this Agreement, provided that the non-breaching party gives the breaching party written notice of any such breach and the breaching party fails to cure (or fails to take reasonable steps to cure) such breach within thirty (30) days thereof; (b) by either party in the event the other party makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, if a petition in bankruptcy is filed against such party, or if a receiver or trustee is appointed for all or any part of the property or assets of such party, and provided that any such action is not dismissed within thirty (30) days after such action is initiated; or (c) by a written agreement executed by the parties.

The provisions of Sections 4, 5, 7, 8 and otherwise as the context so requires shall survive the termination of this Agreement.

6.   Other Activities.

Nothing herein shall in any way preclude E21 Sports or its officers, employees, agents, representatives, members or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by Zeroloft.

7. General.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the Parties, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Subject to the terms of the License Agreement, this Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the Parties hereto.

(c) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.  Notices shall be addressed to the parties at the following addresses:

If to Zeroloft:                                    Zeroloft Corp.
2710 Thomes Avenue
Cheyenne, Wyoming 82001
USA

If to E21 Sports:                               Element 21 Sports Company
200 Queens Quay East, Unit # 1
Toronto, Ontario M5A 4K9
Canada

(d) This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(e) This Agreement shall be governed by, and enforced in accordance with, the laws of the State of New York (excluding the choice of law principles thereof). The parties to this Agreement hereby agree to submit to the jurisdiction of the federal and state courts located in the State of New York in any action or proceeding arising out of or relating to this Agreement.  This Agreement shall inure to the benefit of, and be binding upon, E21 Sports and Zeroloft (including any present or future subsidiaries of Zeroloft or E21 Sports that are not signatories hereto), and their respective successors and assigns.

(f) This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all parties.  Each counterpart shall be deemed an original but all counterparts shall constitute a single instrument. Any facsimile copy, other copy or reproduction of a single counterpart original of this Agreement shall be as fully effective and binding as the original signed counterpart of this Agreement.

 (g) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(h) The Section headings are convenience only and shall not affect the meaning of the provisions to which they refer.

Attest:

Zeroloft Corp.	Element 21 Golf Company

/s/ Rebekah Li	/s/ Nataliya Hearn
Rebekah Li, Senior Vice President	Nataliya Hearn, CEO
Dated: January 14, 2010	Dated: January 14, 2010